Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated August 16, 2010
Registration No. 333-168859
Ingram Micro Inc.
5.250% Notes due 2017

Pricing Term Sheet

Issuer:	Ingram Micro Inc. (the “Issuer”)

Security:	5.250% Notes due 2017 (the “Notes”)

Ratings:	Baa3 by Moody’s Investor Service, Inc.
BBB- by Standard & Poor’s Ratings Services
BBB- by Fitch, Inc.

Aggregate Principal Amount:	$300,000,000

Maturity:	September 1, 2017

Trade Date:	August 16, 2010

Settlement Date:	August 19, 2010

Coupon:	5.250% per annum

Price to Public:	99.998%

Yield to Maturity:	5.250%

Spread to Benchmark Treasury:	T + 326.7 basis points

Benchmark Treasury:	2.375% due July 31, 2017

CUSIP:	457153 AE4

Benchmark Treasury Price & Yield:	Price: 102-17

Yield: 1.983%

Denominations:	Minimum of $2,000 and integral multiples of $1,000 thereof

Interest Payment Dates:	March 1st and September 1st of each year, beginning on March 1, 2011

Redemption Provisions:	Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 50 basis points

Joint Bookrunning Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated
The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request them by calling Banc of America Securities LLC toll free at +1 (800) 294-1322 and Morgan Stanley & Co. Incorporated toll free at +1 (866) 718-1649.
The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.
The Issuer has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of the Issuer or to which the Issuer has referred you. The Issuer takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.